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EXHIBIT 10.28

INDEPENDENT CONTRACTOR AGREEMENT

    This Agreement (the "Agreement") is made as of April 15, 2001 (the "Effective Date"), by and between Intraware, Inc., a Delaware corporation with a principal place of business at 25 Orinda Way, Orinda, CA 94563 ("Intraware"), and Mark P. Long, an individual residing at 1022 Sunrise Ridge Drive, Lafayette, CA 94549 (the "Independent Contractor").

1.
Services and Obligations of the Independent Contractor.

    1.1 Scope of the Services. During the term of this Agreement, the Independent Contractor shall perform the services described in each Engagement Addendum attached hereto as Exhibit A (the "Services").

    1.2 Method of Performing the Services. The Independent Contractor will determine the method, details and means of performing the Services.

    1.3 Office Space and Support Staff. The Independent Contractor will be responsible for supplying his own office space but may perform Services under this Agreement on Intraware's premises at Intraware's request. The Independent Contractor will be responsible for supplying his own office support staff, if any. Any and all personnel hired by the Independent Contractor, as employees, consultants, agents or otherwise (collectively "Staff") shall be the responsibility of the Independent Contractor. The Independent Contractor will inform all Staff in writing at the time that such Staff are hired by the Independent Contractors that such Staff are not employees of Intraware and that Intraware has no present or future obligation to employ such Staff or provide such Staff with any compensation and/or employment benefits. The Independent Contractor will be solely responsible for the acts of such Staff and the Staff will conduct their activities at the Independent Contractor's risk, expense and supervision. The Independent Contractor warrants and covenants that the Staff shall be subject to all of the obligations applying to the Independent Contractor pursuant to this Agreement and that each member of the Staff shall execute a copy of this Agreement.

    1.4 Withholding, Taxes and Benefits. The Independent Contractor will be responsible for withholding, accruing and paying all income, social security and other taxes and amounts required by law for the Consulting Fee (as defined below in Section 2.1) and all payments to the Staff, if any. The Independent Contractor will also be responsible for all statutory insurance and other benefits required by law for the Independent Contractor and the Staff and all other benefits promised to the Staff by the Independent Contractor, if any. The Independent Contractor shall provide Intraware with a completed W-9 form.

    1.5 Proprietary Rights and Confidentiality. As a condition of this Agreement, Independent Contractor shall execute the "Contractor Confidential Information, Invention Assignment and Arbitration Agreement" attached hereto as Exhibit B and made a part hereof by this reference.

2.
Compensation and Obligations of Intraware.

    2.1 Compensation. During the term of any Engagement Addendum, Intraware will pay the Independent Contractor the fee specified in such Engagement Addendum (attached hereto as Exhibit A) (the "Consulting Fee"). The Consulting Fee shall constitute the Independent Contractor's sole compensation for the performance of the Independent Contractor's services under this Agreement. Intraware may offset any amount payable hereunder against any payments due from the Independent Contractor pursuant to any other written agreement or arrangement.

3.
Term and Termination.

    3.1 Term. This Agreement shall be effective from the Effective Date written above until terminated as hereinafter provided (the "Term"). Each Engagement Addendum attached hereto as Exhibit A shall remain in effect for the period specified in such Exhibit. The term of any Engagement Addendum may be extended for additional periods of time upon the mutual agreement by the parties at any time prior to the expiration of the then-current term of such Engagement Addendum.

    3.2 Termination. If no Engagement Addendum is in effect, either party may terminate this Agreement upon written notice to the other.

    3.3 Effect of Termination and Survival. Upon the termination of this Agreement for whatever reason: (a) all obligations of the parties hereunder shall cease; (b) Intraware shall pay the Independent Contractor all Consulting Fees due up to the date of such termination, except as otherwise provided in the applicable Engagement Addendum; and (c) the Independent Contractor shall return to Intraware all Confidential Information (as defined in Exhibit B). The terms of this Section 3.3 and Exhibit B shall survive the Term of this Agreement however terminated.

4.  Relationship Between Intraware and the Independent Contractor. On and after the Effective Date, the Independent Contractor and his Staff, if any, shall at all times be and be deemed to be independent contractors of Intraware. Neither the Independent Contractor nor any of his Staff is an employee or agent of Intraware for any purpose whatsoever, and shall not be entitled to paid vacation days, sick days, holidays or any other benefits provided to Intraware employees. The Independent Contractor agrees that no income, social security or other taxes or amounts shall be withheld or accrued by Intraware for the Independent Contractor's benefit or for the benefit of his Staff and no statutory insurance shall be written by Intraware on behalf of the Independent Contractor or the employees of the Independent Contractor. Neither the Independent Contractor nor any of his Staff shall, under any circumstances, have any authority to act for or to bind Intraware or to sign the name of Intraware or to otherwise represent that Intraware is in any way responsible for his acts or omissions. Neither the Independent Contractor nor his Staff has or have any authority to create any contract or obligation, express or implied, on behalf of, in the name of, or binding upon Intraware. It is anticipated that the Independent Contractor will perform services as an independent contractor, employee, officer or director for parties other than Intraware during the Term.

5.
Miscellaneous.

    5.1 This Agreement cannot be assigned by either party without the other's prior written consent, except in connection with a merger, reorganization or sale of substantially all of the assets of Intraware.

    5.2 This Agreement, including the Exhibits hereto, supersedes any and all agreements, either oral or in writing, between the parties hereto with respect to the services of Independent Contractor, and contains all of the covenants and agreements between the parties with respect to such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducement, promises or agreements, oral or otherwise, with regard to this Agreement or the services to be rendered under it have been made by any party, or anyone acting on behalf of any party, which are not embodied herein. The foregoing shall not be deemed to supersede or void any provision of that certain Confidential Termination and Separation Agreement and General Release entered into between Intraware and the Independent Contractor on or about the date of this Agreement, or of any agreement between Intraware and the Independent Contractor referenced therein.

    5.3 No modification or waiver of this Agreement shall be binding unless in writing and signed by the parties hereto. The waiver by either party of any breach by the other party of any of its obligations hereunder or the failure of such party to exercise any of its rights in respect of such breach shall not be deemed to be a waiver of any subsequent breach.

    5.4 Any controversy between Intraware and the Independent Contractor and/or his Staff or between any employee of Intraware and the Independent Contractor and/or his Staff, including, but not limited to, those involving the construction or application of any of the terms, provisions or conditions of this Agreement or otherwise arising out of or relating to this Agreement, shall be settled by arbitration in accordance with the then-current commercial arbitration rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be rendered by any court having jurisdiction thereof. Intraware and the Independent Contractor shall share the costs of the arbitrator equally but shall each bear their own costs and legal fees associated with the arbitration. The location of the arbitration shall be in San Francisco, California.

    5.5 This Agreement will be governed by and construed in accordance with the laws of the State of California.

    5.6 Any notice or other communication under this Agreement shall be considered given when delivered personally or delivered by first class mail or express courier service (such as DHL Courier or Federal Express Courier) to the parties at their respective addresses set forth above (or at such other address as a party may specify by notice made pursuant to the terms of this Section 5.8).

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

INTRAWARE, INC.	MARK P. LONG
By:

Name:

Title:

EXHIBIT A

ENGAGEMENT ADDENDUM

1.
Date of Engagement Addendum: April 15, 2001

2.
Name(s) of Independent Contractor Personnel Assigned to Engagement: Mark Long

3.
Description of Services: Consulting services in the areas of strategic development, mergers and acquisitions, corporate finance, investor relations, and such other areas of corporate activity as Intraware and the Independent Contractor may mutually agree from time to time. Such services shall be provided on an as-needed, on-call basis. Intraware understands and agrees that the services of the Independent Contractor shall be rendered in whatever manner deemed appropriate by the Independent Contractor and shall not be for a specific amount of time and shall not require any specific deliverables or reports. Independent Contractor shall be entitled to deliver the services via phone or email, at his discretion. Independent Contractor shall only be required to be reasonably available by phone and email and shall not be required to be on-site at any time. Unless otherwise agreed by Independent Contractor, telephone or email interactions shall not exceed two hours per week. In addition, Intraware agrees that the value of the services is in the opinions and recommendations reached by the Independent Contractor based on his training, experience and knowledge of Intraware. Intraware understands that the Independent Contractor makes no representations or warranties regarding the opinions and recommendations other than that they are the opinions and recommendations reached by the Independent Contractor based on the facts and circumstances as described to him.

4.
Duration of Engagement:

    Start Date: April 15, 2001

    End Date: April 14, 2002

5.
Compensation: Consulting Fee consisting of (a) a one-time set-up fee of $1,000, payable within 30 days after receipt of invoice, and (b) an ongoing fee of $22,877.00 per month, payable in arrears on the 15th of each month during the duration specified in Section 4 above, with the final payment due April 15th, 2002 for the final month of the Engagement.

6.
Termination: Notwithstanding anything to the contrary in Section 3.2 of the attached Agreement, this Engagement Addendum may not be terminated except as follows. Either party hereto may terminate this Engagement Addendum on 30 days' written notice to the other party if such other party materially breaches Section 1.3 of the Confidential Termination and Separation and General Release Agreement dated April 15, 2001 (the "Separation Agreement") and fails to cure such breach during such 30-day notice period. In addition, Intraware may terminate this Engagement Addendum (i) immediately upon any cancellation or termination of the Borrower's obligations under the Cancellation Agreement and Unsecured Subordinated Promissory Note dated April 15, 2001 (the "Note") for any reason; and (ii) upon 5 days' written notice to the Independent Contractor upon any hiring, or retention as a consultant, contractor, or director, of the Independent Contractor in connection with a business which, in the reasonable discretion of Intraware, is a direct competitor of Intraware in the area of electronic software delivery, electronic software management, or information technology asset management and where Independent Contractor is participating in the business unit, including as an advisor, which is engaged in the competitive line of business (a "Competitor"). Within 30 days of beginning employment or retention by a person or entity other than Intraware during the term of this Engagement Addendum, the Independent Contractor shall notify Intraware of the identity of such person or entity. In addition, the parties may terminate this Engagement Addendum at any time by mutual consent. In the event of any termination of this Engagement Addendum under this paragraph, Intraware shall not be required to make any further payments hereunder to Independent

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  Contractor after the date of termination of this Engagement Addendum, other than a payment equal to $4,902 multiplied by the number of months remaining in the term of this Engagement Addendum (as specified in paragraph 4 above) prorated as applicable for any partial month period, and the Independent Contractor shall not be required to perform any additional services for Intraware. Notwithstanding the foregoing, in the event of any termination of this Engagement Addendum under this paragraph for: (a) material breach of Section 1.3 of the Separation Agreement by Independent Contractor or (b) the hiring or retention of Independent Contractor by a Competitor, the Independent Contractor shall not be required to perform any additional services for Intraware, and Intraware shall not be required to pay any amounts to the Independent Contractor other than a pro-rata portion of the Consulting Fee for the period up to the termination date.

INTRAWARE, INC.	MARK P. LONG
By:

Name:

Title:

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EXHIBIT B

INTRAWARE, INC.

CONTRACTOR CONFIDENTIAL INFORMATION,
INVENTION ASSIGNMENT
AND ARBITRATION AGREEMENT

    As a condition of the retention of Independent Contractor by Intraware, Inc., its subsidiaries, affiliates, successors or assigns (together "Intraware"), and in consideration of Independent Contractor's receipt of consulting fees now and hereafter paid by Intraware, Independent Contractor agrees to the following. As used herein, the term "Independent Contractor" shall include the Independent Contractor as well as any specific Independent Contractor personnel named at the end of this Agreement.

1.
Confidential Information.
(a)
Intraware Information. Independent Contractor agrees at all times during the term of his retention by Intraware and thereafter, to hold in strictest confidence, and not to use, except for the benefit of Intraware, or to disclose to any person, firm or corporation except for the benefit of Intraware and with written authorization of an authorized officer of Intraware, any Confidential Information of Intraware. Independent Contractor understands that "Confidential Information" means any Intraware proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of Intraware on whom Independent Contractor called or with whom Independent Contractor became acquainted during the term of his retention by Intraware), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to the Independent Contractor by Intraware either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Independent Contractor further understands that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Independent Contractor or of others who were not under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(b)
Former Client Information. Independent Contractor agrees that it will not, during his engagement with Intraware, improperly use or disclose any proprietary information or trade secrets of any former or concurrent client of the Independent Contractor or of other person or entity and that Independent Contractor will not bring onto the premises of Intraware any unpublished document or proprietary information belonging to any such client, person or entity unless consented to in writing by such client, person or entity.

(c)
Third Party Information. Independent Contractor recognizes that Intraware has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Intraware's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Independent Contractor agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for Intraware consistent with Intraware's agreement with such third party.

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2.  Inventions.

  (a)
  Inventions Retained and Licensed. If in the course of his work for Intraware, Independent Contractor incorporates into an Intraware product, process or service any invention, original work of authorship, development, improvement, or trade secret which was made by Independent Contractor prior to his retention by Intraware (collectively referred to as "Prior Inventions"), Intraware is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Inventions as part of or in connection with such product, process or machine.

  (b)
  Assignment of Inventions. Independent Contractor agrees that it will promptly make full written disclosure to Intraware, will hold in trust for the sole right and benefit of Intraware, and hereby assigns to Intraware, or its designee, all his right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Independent Contractor may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the course of the Independent Contractor's performance of services for Intraware (collectively referred to as "Inventions"). Independent Contractor further acknowledge that all original works of authorship which are made by it (solely or jointly with others) in the course of the Independent Contractor's performance of services for Intraware and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act. Independent Contractor understands and agrees that the decision whether or not to commercialize or market any invention developed by it solely or jointly with others is within Intraware's sole discretion and for Intraware's sole benefit and that no royalty will be due to it as a result of Intraware's efforts to commercialize or market any such invention.

  (c)
  Inventions Assigned to the United States. Independent Contractor agrees to assign to the United States government all his right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between Intraware and the United States or any of its agencies.

  (d)
  Maintenance of Records. Independent Contractor agrees to keep and maintain adequate and current written records of all Inventions made by it (solely or jointly with others) during the term of his retention by Intraware. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Intraware. The records will be available to and remain the sole property of Intraware at all times.

  (e)
  Patent and Copyright Registrations. Independent Contractor agrees to assist Intraware, or its designee, at Intraware's expense, in every proper way to secure Intraware's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Intraware of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Intraware shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Intraware, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Independent Contractor further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement. If Intraware is unable for any reason to secure the Independent Contractor's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to Intraware as above, then Independent Contractor hereby irrevocably designates and appoints Intraware and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by it.

3.  Returning Intraware Documents. Independent Contractor agrees that, upon termination of the Independent Contractor's services for Intraware, Independent Contractor will deliver to Intraware (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by it pursuant to his performance of services for Intraware or otherwise belonging to Intraware, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 3(d). Upon termination of the Independent Contractor's services for Intraware, Independent Contractor agrees to sign and deliver the "Termination Certification" attached hereto as Attachment 1.

4.  Solicitation of Employees. Independent Contractor agrees that for a period of twelve (12) months immediately following the termination of his relationship with Intraware for any reason, whether with or without cause, Independent Contractor shall not either directly or indirectly solicit, induce, recruit or encourage any of Intraware's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of Intraware, either for itself or for any other person or entity.

5.
[Intentionally Deleted]

6.  Representations. Independent Contractor agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Independent Contractor represent that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by it in confidence or in trust prior to his retention by Intraware. Independent Contractor have not entered into, and Independent Contractor agrees it will not enter into, any oral or written agreement in conflict herewith.

7.  Remedies. Independent Contractor acknowledges that any breach of his obligations under this Agreement may result in irreparable injury for which Intraware shall have no adequate remedy at law. Accordingly, if Independent Contractor breaches or threatens to breach any of Independent Contractor's obligations under this Agreement, Intraware shall be entitled, without proving or showing any actual damage sustained, to a temporary restraining order, preliminary injunction, permanent injunction and/or order compelling specific performance to prevent or cease the breach of Independent Contractor's obligations under this Agreement. Nothing in this Agreement shall be interpreted as prohibiting Intraware from obtaining any other remedies otherwise available to it for such breach or threatened breach, including the recovery of damages.

8.  Arbitration. Any controversy between Intraware and the Independent Contractor or between any employee of Intraware and the Independent Contractor, including, but not limited to, those involving the construction or application of any of the terms, provisions or conditions of this Agreement or otherwise arising out of or relating to this Agreement, shall be settled by arbitration in accordance with the then-current commercial arbitration rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be rendered by any court having jurisdiction thereof. Intraware and the Independent Contractor shall share the costs of the arbitrator equally but shall each bear their own costs and legal fees associated with the arbitration. The location of the arbitration shall be in San Francisco, California.

9.  General Provisions.

  (a)
  Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California. Independent Contractor hereby expressly consents to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against it by Intraware arising from or relating to this Agreement.

  (b)
  Entire Agreement. This Agreement sets forth the entire agreement and understanding between Intraware and Independent Contractor relating to the subject matter herein and supersedes all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in Independent Contractor's duties, salary or compensation will not affect the validity or scope of this Agreement.

  (c)
  Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

  (d)
  Successors and Assigns. This Agreement will be binding upon Independent Contractor's heirs, executors, administrators and other legal representatives and will be for the benefit of Intraware, its successors, and its assigns.

10.  Acknowledgements by Independent Contractor. The Independent Contractor acknowledges and agrees to each of the following items:

  (a)
  It is executing this Agreement voluntarily and without any duress or undue influence by Intraware or anyone else; and

  (b)
  It has carefully read this Agreement. Independent Contractor has asked any questions needed for it to understand the terms, consequences and binding effect of this Agreement and fully understand them, including that Independent Contractor is waiving his right to a jury trial by signing below; and

  (c)
  It sought the advice of an attorney of his choice if Independent Contractor wanted to before signing this Agreement.

INTRAWARE, INC.	MARK P. LONG
By:

Name:

Title:

ATTACHMENT 1
INTRAWARE, INC.
TERMINATION CERTIFICATION

    This is to certify that Independent Contractor does not have in his possession, nor has Independent Contractor failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Intraware, Inc., its subsidiaries, affiliates, successors or assigns (together, the "Intraware").

    Independent Contractor further certifies that it has complied with all the terms of Intraware's Contractor Confidential Information, Invention Assignment and Arbitration Agreement signed by it, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by it (solely or jointly with others) covered by that agreement.

    Independent Contractor further agrees that, in compliance with the Contractor Confidential Information, Invention Assignment, and Arbitration Agreement, it will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of Intraware or any of its employees, clients, consultants or licensees.

    Independent Contractor further agrees that for twelve (12) months from this date, Independent Contractor will not hire any employees of Intraware and Independent Contractor will not solicit, induce, recruit or encourage any of Intraware's employees to leave their employment.

Date:
Signature

Name of Independent Contractor (typed or printed)

[DO NOT SIGN THIS PAGE ON INITIAL EXECUTION OF AGREEMENT—
SIGN ONLY WHEN AGREEMENT IS TERMINATED]

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  EXHIBIT 10.28
INDEPENDENT CONTRACTOR AGREEMENT
EXHIBIT A ENGAGEMENT ADDENDUM
EXHIBIT B
INTRAWARE, INC.
CONTRACTOR CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT AND ARBITRATION AGREEMENT
ATTACHMENT 1 INTRAWARE, INC. TERMINATION CERTIFICATION
[DO NOT SIGN THIS PAGE ON INITIAL EXECUTION OF AGREEMENT— SIGN ONLY WHEN AGREEMENT IS TERMINATED]